Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Cytec Industries Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-80710, 33-83576, 33-85666, 333-62287, 333-11121, 333-45577, 333-107221, 333-122195, 333-151634 and 333-151635) on Form S-8 and in the registration statement (No. 333-127507) on Form S-3 of Cytec Industries Inc. of our report dated February 26, 2009, except as to notes 3, 9, and 16, which are as of June 3, 2009, with respect to the consolidated balance sheets of Cytec Industries Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule, and our report dated February 26, 2009 with respect to the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the Form 8-K of Cytec Industries Inc. dated June 3, 2009.

Our report on the consolidated financial statements refers to a change in the methods of accounting for the measurement date of pension and other postretirement plan benefits and fair value measurements of financial assets and financial liabilities in 2008, a change in the method of accounting for uncertainty in income taxes in 2007, and to a change in the methods of accounting for pension and other post retirement benefits and for share based compensation in 2006.

/s/ KPMG LLP

Short Hills, New Jersey

June 3, 2009